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                                                                    Exhibit 10.1

                                 PHOTOGEN, INC.
                             7327 Oak Ridge Highway
                               Knoxville, TN 37931
                               Voice: 865-769-4012
                                Fax: 865-769-4013



January 4, 2001


Reinhard Koenig, M.D., Ph.D., RAC
10300 Cavanaugh Court
Rockville, Maryland 20850

Dear Dr. Koenig:

                  We are pleased to extend to you our offer of employment to join Photogen, Inc. ("Photogen" or "Company") as Senior Vice President of Medical and Regulatory Affairs reporting directly to me, the President and Chief Executive Officer.

                  Your employment will commence full time employment as of the date of your acceptance. You will be provided a transition period ending on March 31, 2001, during which you will wind up your current activities and affairs and make arrangements to move your family to the Philadelphia area after the close of your children's school year but not later than August 31, 2001. We anticipate that your base of operations will be in the New Hope, Pennsylvania area. During the transitional period, you may work from home in Maryland and travel as needed to perform your duties.

                  Your salary, beginning January 8, 2001, for this position will be $17,916.66 per month (less applicable withholding and deductions). Payments will be made on a semi-monthly basis in accordance with Company policy. At the end of your first twelve months of employment, you will receive a bonus of $26,875. Bonuses, if any, for subsequent years of employment will be at the sole discretion of the Board of Directors. Your expenses for Company approved travel will be paid, subject to proper documentation.

                  The Company will provide you with the following benefits:

            o Vacation of three weeks annually of which only one week can be carried into the following year

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Reinhard Koenig, M.D., Ph.D., RAC
January 4, 2001
Page 2



            o     Nine Company holidays plus two discretionary "floating" days

            o Company paid medical and dental coverage for you and eligible dependents

            o Salary deferral under our 401(k) Plan (currently, the Company does not make any contribution to the 401(k) Plan)

            o Long term disability B the company is working to obtain a plan for all employees and you will be eligible for the plan

            o Up to $50,000 for moving expenses, subject to documentation of payment

            o     Indemnification Agreement

            o     Other benefits at the discretion of the Company

                  In addition, upon your acceptance of this offer, you will be awarded incentive options to purchase 400,000 shares of Photogen Technologies, Inc.'s common stock at an exercise price equal to the closing price per share on the date of your acceptance of employment, under a four-year ratable vesting schedule. These options are subject to the enclosed Option Award Agreement which you are required to sign.

                  Your employment is at-will and can be terminated by you or Photogen at any time with or without cause. However, if the Company terminates your employment for any reason other than for cause during the first 12 months of employment, the Company will pay you severance equal to six months of your salary (less applicable withholding and deductions). If the Company terminates you for any reason other than for cause after the first 12 months of employment, the Company will pay you severance equal to 12 months of your then-current salary (less applicable withholding and deductions). All severance payments will be paid on a monthly basis in accordance with the Company's regular payroll schedule. If you terminate your employment, the Company will not make any severance payments.

                  The Company will be entitled to terminate your employment for cause if you commit any act of dishonesty with respect to Company business, if you misappropriate Company funds or other property, if you are charged with criminal conduct (other than minor traffic violations), or if you breach the Employee Confidentiality, Inventions and Noncompetition

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Reinhard Koenig, M.D., Ph.D., RAC
January 4, 2001
Page 3

Agreement. A termination for cause shall result in an immediate termination of your employment without any severance payment and immediate termination of all unexercised options to acquire Photogen Technologies, Inc. stock.

                  As a condition of your employment, you are also required to sign the enclosed Employee Confidentiality, Inventions and Noncompetition Agreement. You must also provide proof of citizenship or of your ability to be employed in the United States.

                  Please signify your acceptance of our offer outlined above by signing and dating this letter below and returning the original to my attention. This offer is only open for a period of ten days. We look forward to you joining the Photogen team.

                                        Sincerely,

                                        /s/ Taffy J. Williams

                                        Taffy Williams, Ph.D.
                                        President and Chief Executive Officer


ACCEPTED BY:

/s/ Reinhard Koenig

Reinhard Koenig, M.D., Ph.D., RAC

Dated:  January 4, 2001